Exhibit 99.1

RENT-WAY REPORTS FISCAL 2004 THIRD QUARTER RESULTS
ANNOUNCES ACCELERATION OF NEW STORE OPENINGS

        ERIE, PA., July 29, 2004/PR Newswire - First Call - Rent-Way, Inc. (NYSE: RWY) today reported financial results for its fiscal 2004 third quarter ended June 30, 2004.

        The company reported consolidated revenues of $124.1 million versus $122.4 million in the same quarter last year. Revenues from the company’s rental business (which excludes the company’s dPi Teleconnect unit) were $117.5 million versus $113.4 million in the same quarter last year. Same store revenues increased 3.4% versus last year’s quarter. Consolidated operating income in the quarter was $11.8 million, down from $15.2 million in the same period last year. Consolidated net income allocable to common shareholders was $3.9 million, or $0.14 per share, versus net income of $4.4 million last year, or $0.17 per share. The comparability of consolidated operating income and consolidated net income allocable to common shareholders in the 2004 fiscal third quarter with the same quarter in fiscal 2003 is affected by several significant items in the 2003 quarter that had a total net beneficial impact of approximately $5.7 million. Consolidated operating income and net income in the fiscal 2004 third quarter were beneficially impacted by an annual retrospective insurance adjustment of $1.6 million.

        “This is the fourth quarter in a row that we have posted positive same store revenue increases. While we ended the quarter with fewer rental agreements than we had hoped, the fundamentals of our business are strong,” stated William Morgenstern, Rent-Way’s Chairman and CEO. “Despite a somewhat slow retail environment, we look forward to ending fiscal 2004 on a strong note. In addition, at the end of the last quarter we announced that we intended to open 6-8 new stores by the end of the 2004 calendar year. As a result of recent merger activity in our industry, we believe the opportunity to better than double that number exists and we are taking the necessary steps to seize the opening we see in the market place.”

        William McDonnell, Vice President and Chief Financial Officer stated, “For the quarter, we met our guidance on revenue and operating income. Looking forward to the next quarter, based on our best estimates today, we expect to hit the mid to high end of our original fourth quarter revenue target and the low to mid point of our operating margin target. Our cash flow remains strong. We reduced our bank debt to approximately $18 million, down from about $22 million in the prior quarter and we expect to pay off the balance by the end of the fiscal year.”

        The company reported EBITDA for the quarter of $15.7 million versus $19.6 million in the same quarter last year. EBITDA is defined by the Company as operating income plus depreciation of property and equipment and amortization of goodwill and other intangibles. The company believes EBITDA provides investors useful information regarding its ability to service its debt and generate cash for other purposes, including for capital expenditures and working capital. The company reported net cash provided by operations for the quarter of $3.6 million versus net cash used in operations of $23.6 million in the same quarter last year. A reconciliation of EBITDA to net cash provided by (used in) operations is presented in the chart of supplemental information attached to this release.

About Rent-Way

        Rent-Way is one of the nation’s largest operators of rental-purchase stores. Rent-Way rents quality name brand merchandise such as home entertainment equipment, computers, furniture and appliances from 753 stores in 33 states.

Safe-Harbor Statements

        This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements contain the words “projects,” “anticipates,” “believes,” “expects,” “intends,” “will,” “may” and similar words and expressions. Each such statement is subject to uncertainties, risks and other factors that could cause actual results or performance to differ materially from the results or performance expressed in or implied by such statements. The forward-looking statements in this news release that contain projections of the company’s expected financial performance and other projections regarding future performance are inherently subject to change given the nature of projections and the company’s actual performance may be better or worse than projected. Uncertainties, risks and other factors that may cause actual results or performance to differ materially from any results or performance expressed or implied by forward-looking statements in this news release include: (1) the company’s ability to control its operating expenses and to realize operating efficiencies, (2) the company’s ability to develop, implement and maintain adequate and reliable internal accounting systems and controls, (3) the company’s ability to retain existing senior management and to attract additional management employees, (4) general economic, business and demographic conditions, including demand for the company’s products and services, (5) general conditions relating to the rental-purchase industry, including the impact of state and federal laws regulating or otherwise affecting the rental-purchase transaction, (6) competition in the rental-purchase industry, including competition with traditional retailers, (7) the company’s ability to service its high level of outstanding debt, and (8) the company’s ability to open new stores and cause those new stores to operate profitably. A discussion of other risk factors that may cause actual results to differ from the results expressed in or implied by these forward-looking statements can be found in the company’s filings with the SEC. The company disclaims any duty to provide updates to the forward-looking statements made in this news release.

_________________

RENT-WAY, INC. SELECTED BALANCE SHEET DATA (all dollars in thousands)

	June 30, 2004	September 30, 2003
Cash and cash equivalents	$ 3,466	$ 3,303
Prepaid expenses	10,788	8,144
Rental merchandise, net	165,361	171,982
Total Assets	430,722	457,859

Accounts payable	14,055	30,244
Debt	221,838	214,592
Total Liabilities	292,305	335,079
Shareholders' Equity	111,513	106,789

RENT-WAY, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (all dollars in thousands except per share data)
	For the three months ended June 30,				For the nine months ended June 30,
	2004		2003		2004			2003
	(unaudited)		(unaudited)		(unaudited)			(unaudited)
Revenues:
Rental revenue	$102,574	82.6%	$99,144	81.0%	$316,128		82.6%	$300,420	80.6%
Prepaid phone service revenue	6,602	5.3%	9,004	7.4%	19,676		5.1%	28,196	7.6%
Other revenue	14,959	12.1%	14,227	11.6%	46,985		12.3%	43,836	11.8%

Total Revenue	124,135	100.0%	122,375	100.0%	382,789		100.0%	372,452	100.0%

Costs and operating expenses:
Depreciation and amortization:
Rental merchandise	31,295	25.2%	30,071	24.6%	101,298		26.5%	92,084	24.7%
Property and equipment	3,846	3.1%	4,156	3.4%	11,569		3.0%	14,966	4.0%
Amortization of intangibles	86	0.1%	262	0.2%	310		0.1%	1,214	0.3%
Cost of prepaid phone service	4,075	3.3%	5,549	4.5%	13,007		3.4%	17,288	4.6%
Salaries and wages	33,101	26.7%	32,295	26.4%	100,341		26.2%	98,601	26.5%
Advertising, net	4,986	4.0%	3,576	2.9%	15,387		4.0%	17,057	4.7%
Occupancy	8,589	6.9%	8,414	6.9%	25,784		6.7%	24,519	6.6%
Restructuring costs	--	0.0%	1,214	1.0%	48		0.0%	3,429	0.9%
Other operating expenses	26,370	21.2%	21,643	17.7%	79,498		20.8%	76,083	20.4%

Total costs and operating expenses	112,348	90.5%	107,180	87.6%	347,242		90.7%	345,241	92.7%

Operating income	11,787	9.5%	15,195	12.4%	35,547		9.3%	27,211	7.3%

Other income (expense):
Settlement of class action lawsuit	--	0.0%	--	0.0%	--		0.0%	(14,000)	-3.8%
Interest expense	(7,398)	-6.0%	(8,082)	-6.6%	(22,919)		-6.0%	(25,291)	-6.8%
Interest income	9	0.0%	23	0.0%	792		0.2%	77	0.0%
Amortization and write-off of deferred financing costs	(227)	-0.2%	(1,584)	-1.3%	(748)		-0.2%	(2,720)	-0.7%
Other income (expense), net	1,600	1.3%	1,421	1.2%	(1,493)		-0.4%	4,703	1.3%

Income (loss) before income taxes	5,771	4.6%	6,973	5.7%	11,179		2.9%	(10,020)	-2.7%

Income tax expense	1,395	1.1%	1,089	0.9%	4,185		1.1%	3,190	0.8%

Income (loss) before discontinued operations	4,376	3.5%	5,884	4.8%	6,994		1.8%	(13,210)	-3.5%

Loss from discontinued operations	(12)	0.0%	(1,401)	-1.1%	(1,722)		-0.4%	(15,586)	-4.2%

Net income (loss)	$4,364	3.5%	$4,483	3.7%	$5,272		1.4%	$(28,796)	-7.7%

Dividend and accretion of preferred stock	(487)	-0.4%	(124)	-0.1%	(1,286)	-0	.3%;	(124)	0.0%

Net income (loss) allocable to common shareholders	$3,877	3.1%	$4,359	3.6%	$3,986		1.1%	$(28,920)	-7.7%

Income (loss) per common share:
Basic income (loss) per common share
Income (loss) before discontinued operations		$0.17		$0.22			$0.27		$(0.52)

Net income (loss) allocable to common shareholders		$0.15		$0.17			$0.15		$(1.13)

Diluted income (loss) per common share
Income (loss) before discontinued operations		$0.14		$0.22			$0.26		$(0.52)

Net income (loss) allocable to common shareholders		$0.14		$0.17			$0.15		$(1.13)

Weighted average common shares outstanding:
Basic		26,216		25,726			26,155		25,699

Diluted		30,125		25,726			26,700		25,699

Calculation of EBITDA and Reconciliation of Net Cash Provided by (Used in) Operations to EBITDA For the Three Months Ended June 30, 2004 and 2003 (all dollars in thousands)
	Three Months Ended
	06/30/04	06/30/03
Calculation of EBITDA
Operating income	$11,787	$15,195
Depreciation - property and equipment	3,846	4,156
Amortization of intangibles	86	262

EBITDA	$15,719	$19,613

Reconciliation of Net Cash Provided by (Used in) Operations to EBITDA
	Three Months Ended
	06/30/04	06/30/03
Net cash provided by (used in) operating activities	$3,612	$(23,577)
Depreciation and amortization	(35,577)	(34,471)
Depreciation - property and equipment	3,846	4,156
Amortization of intangibles	86	262
Interest expense	7,398	8,082
Interest income	(9)	(23)
Amortization and write off of deferred financing costs	227	1,584
Other income (expense)	(1,600)	(1,421)
Income taxes	1,395	1,089
Deferred income taxes	(1,395)	(1,088)
Market adjustment for interest rate swap derivative	1,111	1,043
Market adjustment for preferred stock conversion option derivative	233	(233)
Write-off of deferred financing costs	--	(1,143)
Write-off of property and equipment	(116)	(532)
Gain on sale of assets	--	47
Changes in assets and liabilities:
Prepaid expenses	(485)	(1,031)
Rental merchandise	18,148	20,292
Rental merchandise deposits and credits due from vendors	(231)	3,417
Income tax receivable	(5)	(33)
Other assets	2,356	(2,666)
Accounts payable	6,278	13,551
Other liabilities	10,435	30,906
Cash used in discontinued operations	12	1,402

EBITDA	$15,719	$19,613